ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140104634-75
	Filing Date and Time: 02/12/2014 8:25 AM
	Entity Number: E0640092011-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MADISON PARK ACQUISITION CORP [E0640092011-0]

2. The articles have been amended as follows: (provide article numbers, if available)

Please amend Article Section No.1 to reflect the Entity name as : ADEPTPROS INC.

Please amend Article Section No. 3 Authorized Stock to reflect the following:

Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Two-Hundred-Million (200,000,000), consisting of One-Hundred-Ninety-Million (190,000,000) shares of Common Stock with a par value of $0.0010 per share (The "Common Stock") and Ten-Million (10,000,000) shares of Preferred Stock with a par value of $0.0010 per share (the "Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 64 %

4. Effective date and time of filing: (optional) Date: November 30th, 2011 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ________________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.